Exhibit 99.1

PRESS RELEASE

For more information, contact: Stan Berger or Andrew Berger SM Berger & Company, Inc. (216) 464-6400	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS RESULTS FOR

SECOND QUARTER 2011

TAMPA, FL— Monday, August 8, 2011 — SRI/Surgical Express, Inc. (SRI Surgical) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for its second quarter ended June 30, 2011.

For the second quarter of 2011, SRI Surgical reported total revenue of $26,781,000, an increase of $1,734,000, or 6.9%, from the second quarter of 2010. The net loss for the second quarter of 2011 was $810,000, or $0.13 per basic and diluted common share, compared to a net loss of $313,000, or $0.05 per basic and diluted common share, reported for the second quarter of 2010. For the first six months of 2011, SRI Surgical reported total revenue of $54,111,000, an increase of $4,453,000, or 9.0%, from the first half of 2010. Net loss for the first six months of 2011 was $1,299,000, or $0.20 per basic and diluted common share, compared to a net loss of $1,846,000, or $0.29 per basic and diluted common share, reported for the first half of 2010.

SRI Surgical’s net loss for the second quarter of 2011 included $970,000 of increased expenses for health insurance claims, cotton towels and fuel when compared to expenses for those items in the second quarter of 2010. The increased health insurance costs were attributable to $711,000 of increased claims for which SRI Surgical retains liability under its health insurance program, and $140,000 and $120,000 of increased costs for cotton towels and fuel, respectively, caused by higher commodity prices.

On August 4, 2011, SRI Surgical completed a new five-year $28.7 million credit facility with Bank of America, N.A., its existing lender, which replaces its previous three-year credit facility that was set to expire on August 7, 2011.

Gerald Woodard, Chief Executive Officer said “We have placed a significant amount of time and effort in growing our revenues, especially our reusable revenues, and as a result we saw another good quarter of top line growth compared to last year. Even with the level of revenue growth we had this quarter, our profitability was impacted by an uncharacteristically high level of health insurance costs, as well as higher cotton prices and diesel fuel costs. We continue to focus on growing revenues and we expect improving financial results during the second half of the year.”

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its second quarter results on Monday, August 8, beginning at 5:00 p.m. Eastern Daylight Time. To participate in the teleconference, please dial 866-678-8040 (International dial 617-213-4851) and enter the passcode 46893633. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 8:00 p.m. August 8 until midnight August 23, 2011, by dialing 888-286-8010 (International dial 617-801-6888) and using the passcode 37617071. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 25 states from 10 reprocessing facilities and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, SRI Surgical’s dependence on significant customers and suppliers, risks of a new product offering, risks that SRI Surgical may incur significant costs related to self-insurance retention levels for employee benefits and workers’ compensation programs, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Stan Berger or Andrew Berger SM Berger & Company, Inc. (216) 464-6400

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$26,781	$25,047	$54,111	$49,658
Cost of revenues	21,264	19,207	42,684	38,886

Gross profit	5,517	5,840	11,427	10,772

Distribution expenses	2,120	1,833	4,256	3,751
Selling and administrative expenses	4,117	4,191	8,287	8,673

Loss from operations	(720)	(184)	(1,116)	(1,652)

Interest expense	165	198	330	341
Other income	(90)	(90)	(181)	(180)

Loss before income taxes	(795)	(292)	(1,265)	(1,813)

Income tax expense	15	21	34	33

Net loss	$(810)	$(313)	$(1,299)	$(1,846)

Basic loss per common share	$(0.13)	$(0.05)	$(0.20)	$(0.29)

Weighted average common shares outstanding, basic	6,478	6,460	6,465	6,460

Diluted loss per common share	$(0.13)	$(0.05)	$(0.20)	$(0.29)

Weighted average common shares outstanding, diluted	6,478	6,460	6,465	6,460

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	June 30, 2011	December 31, 2010
	(unaudited)

Cash and cash equivalents	$981	$1,327
Accounts receivable, net	13,602	12,117
Inventories, net	3,385	3,398
Prepaid expenses and other assets	1,463	2,092
Reusable surgical products, net	19,282	17,369
Property, plant and equipment, net	24,753	25,405

Total assets	$63,466	$61,708

Notes payable	$9,224	$5,561
Accounts payable	8,983	8,768
Accrued expenses	3,621	4,135
Mortgage payable	3,673	3,780
Bonds payable	—	520

Total liabilities	25,501	22,764

Shareholders’ equity	37,965	38,944

Total liabilities and shareholders’ equity	$63,466	$61,708